EXHIBIT 10.31
POBS Plus -
Incentive System for Senior Management of METTLER TOLEDO
Regulations valid as of November 2, 2006
1.	Objectives and Participants

With this incentive plan, our aim is to pursue two main objectives:
•	To orient the remuneration of senior managers directly to the achievement of annual operating plan targets and to give a special reward for reaching and exceeding the plan.

•	To emphasize the responsibility of each participant for the top-ranking interest of the Group and to promote the attainment of the overall corporate goals and success of the corporation.
Participation in the POBS Plus incentive scheme is determined by the Group Management Committee and must be agreed in writing.

Criteria for participation are:
•	Key management function, which by virtue of its tasks and the performance of its jobholder can significantly influence and contribute to the overall success of the entire Group.

•	Managers with leadership skills and high professional competence.
2.	General Principles

2.1	In addition to the yearly base salary, participants are eligible for a bonus, which is based and calculated on the grade of target achievement.

This bonus is a percentage multiple of the base salary ranging from 0 — 146.25%.

2.2	Bonus Scale
•	The bonus starts after 90% target achievement and can go up to a maximum of 130% target achievement (for A and B targets) and 120% for C targets.

•	Within this span, for each point of target achievement, 3.75% of the base salary are calculated as bonus.
2.3	Targets

All targets in POBS Plus are closely related to the yearly budgets and business plans. As a general rule, POBS Plus includes the following target categories and weighting:

A	Group targets	Group EPS, NCO, ITO, Sales and Divisional Sales, EBIT
B	Operative unit targets	Operative Units Sales, EBIT, ITO, DSO
C	Personal targets	10%; for Finance Control functions the total weight of this category can be higher if it includes Finance Control targets.

POBS Plus — Incentive Scheme for Senior Management of METTLER TOLEDO
Target parameters and respective weighting within a category for typical functions in POBS Plus are established for each business year in the respective POBS Plus Scheme for Senior Management.

The total number of targets defined should not exceed 10 and the sum of the weightings must equal 100%.

The scaling for the grade of target achievement is established for each business year in the POBS Plus Rules.

Both, POBS Plus Scheme and Rules are proposed per business year by the Group Management Committee, and they have to be approved by the Compensation Committee.

3.	Target Setting

3.1	Based on the approved budgets of the Group, Divisions and Operative Units, the targets per category are estabilshed.

3.2	The requirements for complete and proper target achievement (100%) should be challenging and ambitious, on the other hand they have to be realistic and attainable. For each participant they should be set in such a way that they can be fulfilled.

3.3	Personal targets (category C) are agreed at the beginning of each business year for each participant with his / her supervisor. They need to be clearly measurable.

Specific Finance Control targets for a business year are recommended by the Audit Committee.

3.4	For each participant, a POBS Plus Target Achievement Sheet lists per business year all targets set incl. their weighting and the corresponding values / levels in line with the corresponding POBS Plus Rules.

4.	Target Assessment

4.1	At the end of the business year, target achievement is assessed by the superior manager for each participant.

The degree of achievement of each individual target (range 90% to max. 130%, or max. 120% for C targets) is multiplied by the weighting of the individual target to give a points award for each individual target. The target achievement is calculated by the multiplication of the score with relative weight for each target and building the total across all targets.

4.2	Personal targets, including Finance Control targets (C category) are evaluated as follows:

Target Achievement

90%	Target not reached — result unsatisfactory
100%	Target reached, corresponding to the requirements — good result
110%	Clearly more than target achieved, requirements clearly exceeded, in terms of value, time limits, quality, additional related success — very good result
120%	Target achievement outstanding, additional major benefits / success for the company reached, excellent result
For the Finance Control targets the Audit Committee gives a recommendation regarding the degree of target achievement.

POBS Plus — Incentive Scheme for Senior Management of METTLER TOLEDO
5.	Bonus Calculation

The bonus is calculated in a percentage of the yearly base salary and can vary from 0 to 146.25% of this base salary depending on the total sum of points reached in the target assessment.

Each full point above 90 and up to a maximum of 130 corresponds to a bonus amount of 3.75% of the base salary.

“Bonus Formula”:

(Target Points — 90 Points) x 3.75 = Bonus in % of base salary

Example

-	Base Salary:	120’000
-	Target Achievement	109.55% or Points
(109.55 - 90) x 3.75 = 73.3125% of base salary
-	Bonus:	87’975
6.	Payment

During the salary year (Jan. 1 — Dec. 31 of the calendar year or April 1 — March 31 of the following year), the annual base salary will be paid, normally divided in 12 equal monthly installments. The distribution of this basic amount, however, can vary in certain countries.

The Company represented by the Group Management Committee can elect to make a payment on account of the expected bonus in December of the relevant business year, which is calculated on a provisional basis using projected results. The amount of such payment on account cannot exceed 50% of the presumable bonus.

The final bonus is calculated as soon as the results of the business year and the assessment of the target achievement are known. Payment (or deduction) adjusted by any payment on account shall be made by no later than March 15 following the end of the business year.

7.	Termination of Employment during the Business Year

In case of termination in the first half-year of the business year, the bonus is paid pro rata on a set 95% target achievement. In case of termination of employment in the second half-year, target achievement is measured at the end of the year (usual procedure) and the bonus calculated accordingly will be paid pro rata.

8.	Accounting Rules for Bonus Payments

Bonus payments are accounted for in the business year to which the bonus belongs. Appropriate accruals have to be made for this purpose in the year end closing. Carry over into accounts of the payout year are not allowed.

9.	Section 409A Savings Clause

To the extent applicable, this incentive plan is intended to comply with the provisions of Section 409A of the US Internal Revenue Code. The incentive plan shall be construed, administered and governed in a manner consistent with this intent. Any provision that would cause any amount payable under this plan to be includable in the individual’s gross income under Section 409A(a)(1) shall have no force and effect unless and until amended to cause such amount to be not so includable. Such amendment (a) may be retroactive to the extent permitted by Section 409A and (b) may be made by the company without the consent of any individual employee. No payment of

POBS Plus — Incentive Scheme for Senior Management of METTLER TOLEDO
compensation subject to Section 409A may be accelerated, except as provided in guidance promulgated under Section 409A.
Peter Bürker
Head Human Resources